CONSENT OF INDEPENDENT ACCOUNTANTS





Board of Directors
Peoples Bank Corporation of Indianapolis
Indianapolis, Indiana



We consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. 33- 98772) of Peoples Bank Corporation of Indianapolis of our Independent Auditor's Report, dated February 14, 1997, on the consolidated balance sheets of Peoples Bank Corporation of Indianapolis as of December 31, 1995 and 1996 and on the consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is included in Form 10-K of Peoples Bank Corporation for the year ended December 31, 1996.



                                               /s/ Crowe, Chizek and Company LLP
                                               ---------------------------------
                                                   Crowe, Chizek and Company LLP



Indianapolis, Indiana
March 28, 1997